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Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

        The following summary description of the capital stock of CRA International, Inc. ("CRA", "we" or "our") is qualified in its entirety by reference to applicable provisions of the Massachusetts Business Corporation Act ("MBCA"), and by our Amended and Restated Articles of Organization ("Articles") and our Amended and Restated By-Laws, as so amended ("By-laws"), the complete text of which is incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We encourage you to read our Articles, By-laws and the applicable provisions of the MBCA for additional information.

Common Stock

General

        As of the date of this filing, we have one class of securities registered under Section 12 of the Securities and Exchange Act of 1934, as amended: common stock, without par value ("common stock"). Our authorized capital stock consists of 25,000,000 shares of common stock and 1,000,000 shares of preferred stock, without par value ("preferred stock").

        Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of our shareholders. Subject to preferences that may be applicable to the holders of outstanding preferred stock, if any, the holders of common stock are entitled to receive whatever lawful dividends the board of directors may declare. In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, and subject to the rights of the holders of outstanding preferred stock, if any, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our shareholders. Our common stock has no preemptive, redemption, conversion, or subscription rights. All outstanding shares of common stock are fully paid and non-assessable.

Exchange Listing

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "CRAI".

Stock Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company N.A.

Preferred Stock

        Our Articles authorize our board of directors, subject to any limitations prescribed by the MBCA, to issue preferred stock in one or more series, to establish from time to time the number of shares in each series, and to fix the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of the preferred stock. Our board of directors may issue preferred stock with voting, conversion, and other rights and preferences that could adversely affect the voting power or other rights of the holders of our common stock. Although we have no current plans to issue any preferred stock nor, as of the date of this filing, is any preferred stock outstanding, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Anti-Takeover Provisions

        Our Articles, By-laws and the MBCA contain provisions that could have anti-takeover effects and that could discourage, delay, or prevent a change in our control or our acquisition at a price that many shareholders or debenture holders may find attractive. These provisions may also discourage proxy contests and make it more difficult for our shareholders to effect some corporate actions, including the election of directors. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Articles and By-laws

        Our By-laws provide that, in order to nominate any person for election as one of our directors at any annual or special meeting of shareholders, a shareholder must notify us of the nomination a specified number of days before the meeting and must furnish us information about the shareholder and the intended nominee. Similarly, the By-laws provide that, in order to bring any business before any annual or special meeting of shareholders, a shareholder must provide us advance notice of the proposal and must furnish us with information about the shareholder, other supporters of the proposal, their stock ownership, and their interest in the proposed business.

        Our By-laws require us to call a special meeting of shareholder only at the request of shareholders holding at least 40% of our voting power. The provisions in the By-laws pertaining to nominations of directors and the presentation of business before a meeting of the shareholders may not be amended, nor may any other provision inconsistent with those provisions be adopted, without the approval of either our board of directors or the holders of at least 80% of our voting power.

        Our Articles provide that certain transactions, such as the sale, lease, or exchange of all or substantially all of our property and assets or our merger or consolidation into or with any other corporation, may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote on the matter, rather than by two-thirds as otherwise provided by statute, but only if a majority of the directors has authorized the transaction and all other applicable requirements of the Articles have been met.

        Our Articles contain a "fair price" provision that provides that certain "business combinations" with any "interested stockholder," as those terms are defined in the fair price provision, may not be consummated without the approval of the holders of at least 80% of our voting power, unless (1) our shareholders do not receive any cash or other consideration in the business combination solely in their capacity as shareholders and the combination is approved by at least a majority of the "disinterested directors," as defined in the fair price provision, or (2) for any other business combination, it is approved by at least a majority of the disinterested directors and certain minimum price and procedural requirements are met. A significant purpose of the fair price provision is to deter a purchaser from using two-tiered pricing and similar unfair or discriminatory tactics in an attempt to acquire control of us. The affirmative vote of the holders of 80% of our voting power is required to amend or repeal the fair price provision or adopt any provision inconsistent with it.

The MBCA and the Massachusetts General Laws

        We are subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person becomes an interested shareholder, unless:

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  before that date, the board of directors approved either the business combination or the transaction in which the person became an interested shareholder;

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  the interested shareholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by directors who are also officers and certain employee stock plans) at the time it becomes an interested shareholder; or

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  the business combination is approved by the board of directors and by the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder) voting at a meeting.

        In general, an "interested stockholder" under the statute is a person who owns 5% or more of the outstanding voting stock of the corporation, or 15% or more in the case of a person eligible to file a

Schedule 13G under the Exchange Act with respect to that voting stock, or a person who is an affiliate or associate of the corporation and within the previous three years was the owner of 5% or more of the outstanding voting stock of the corporation, or 15% or more in the case of a person eligible to file a Schedule 13G with respect to that voting stock. A "business combination" under the statute generally includes mergers, consolidations, stock and asset sales, and other transactions with the interested shareholder resulting in a financial benefit to the interested shareholder, except proportionately as a shareholder of the corporation. We may at any time amend our Articles or By-laws to elect not to be governed by Chapter 110F by a vote of the holders of a majority of our voting stock. Such an amendment would not be effective for 12 months and would not apply to a business combination with any person who became an interested shareholder on or before the date of the amendment.

        We are currently subject to Section 8.06 of Chapter 156D of the MBCA. Section 8.06 requires that any publicly held Massachusetts corporation have a classified, or staggered, board of directors unless the corporation opts out of the statute's coverage. Section 8.06 requires that the classified board consist of three classes as nearly equal in size as possible and provides that directors may be removed only for cause, as defined in the statute. We have not elected to opt out of this statute's coverage and maintain three classes of directors. We may, however, by the vote of the board of directors or two-thirds of each class of our stock at a meeting opt out of Section 8.06.

        Our By-laws exempt us from Chapter 110D of the Massachusetts General Laws, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any shareholder who acquires 20% or more of the outstanding voting stock of a corporation subject to this statute may not vote that stock unless the disinterested shareholders of the corporation so authorize. In addition, Chapter 110D permits a corporation to provide in its Articles or By-laws that the corporation may redeem, for fair value, all of the shares acquired in a control share acquisition if the interested shareholder does not deliver a control share acquisition statement or if the interested shareholder delivers a control share acquisition statement but the disinterested shareholders of the corporation do not authorize voting rights for those shares. If the disinterested shareholders authorize voting rights and after a control share acquisition the acquiring shareholder beneficially owns shares entitling the acquiring shareholder to vote, or direct the voting of, shares having a majority or more of all voting power in the election of directors, each shareholder who did not vote in favor of authorizing the voting rights may demand payment for its shares and appraisal rights. We may amend our Articles or By-laws at any time to subject us to this statute prospectively.

        We are currently subject to Section 7.04 of Chapter 156D of the MBCA, which allows shareholders to approve actions by unanimous written consent or, to the extent allowed by a corporation's Articles, by written consent of the shareholders having not less than the minimum number of votes necessary to take the action at a meeting. We have not taken any steps to permit the shareholders with minimum votes necessary to take action by written consent, but we may amend our Articles at any time to subject us to this statute.

Limitation of Liability and Indemnification

        Our Articles provide that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except that the limitation will not eliminate or limit liability:

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  for any breach of the director's duty of loyalty to us or our shareholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, dealing with liability for unauthorized distributions and loans to insiders, respectively, or any successor statute; or

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  for any transaction from which the director derived an improper personal benefit.

        Our Articles further provide for the indemnification of our directors and officers to the fullest extent permitted by the MBCA, including circumstances in which indemnification is otherwise discretionary. Our By-laws contain certain provisions that track the indemnification standards set forth in Chapter 156D of the MBCA and require us to indemnify our directors and officers to the maximum extent permitted by these standards. We are subject to Sections 8.51, 8.55 and 8.56 of Chapter 156D of the MBCA. Sections 8.51 and 8.56 will generally allow us to indemnify directors and officers only if the director or officer:

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  conducted himself in good faith; and

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  reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and

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  in the case of any criminal proceeding, he had no reasonable cause to believe the conduct was unlawful; or

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  engaged in conduct described in the preceding paragraph for which he is not liable.

        Section 8.55 of Chapter 156D further restricts our ability to indemnify directors to situations where a determination has been made that the director met the standards of conduct set forth in Section 8.51. The determination must be made by:

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  the majority vote of the disinterested directors or a committee of two or more disinterested directors, provided, in each case, there are two or more disinterested directors;

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  by special legal counsel selected by the disinterested directors set forth in the previous bullet or by the board of directors if there are fewer than two disinterested directors; or

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  by the shareholders, excluding shares held by directors who are not disinterested.

        A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above. These provisions may also shield directors from liability under federal and state securities laws.

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  Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK